Exhibit 99.1

One Boston Scientific Place
Natick, MA 01760

January 12, 2006

Board of Directors
Guidant Corporation
111 Monument Circle, Suite 2900
Indianapolis, IN 46204
Attn:  James M. Cornelius
Chairman of the Board

Dear Jim:

We are submitting a revised definitive offer to combine the businesses of our two companies.  The terms and conditions of our revised offer are reflected in the signed copy of the revised merger agreement that we have attached to this letter and are described herein.  Our revised offer supersedes the offer submitted to Guidant on January 8, 2006.

We have revised Section 5.03 of the merger agreement in order to address all of the antitrust concerns that have been articulated to us.  We believe this change to the merger agreement, together with the Abbott agreement and the interest component of the purchase price described below, addresses any timing and certainty issues associated with the receipt of antitrust approvals.

We have revised our offer to increase the purchase price from $72 per Guidant share to $73 per Guidant share.  Under our offer, each share of Guidant common stock will be exchanged for $36.50 in cash and $36.50 in Boston Scientific common stock, based on the average per share closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three days prior to Guidant’s shareholder meeting to approve the transaction, provided that if the average closing price of Boston Scientific common stock during such period is below $23.62, Guidant shareholders will receive 1.5453 Boston Scientific shares for each share of Guidant common stock, and if the average closing price of Boston Scientific common stock during such period is above $28.86, Guidant shareholders will receive 1.2647 Boston Scientific shares for each share of Guidant common stock.  In addition, if the transaction is not consummated on or prior to March 31, 2006, the merger consideration will be increased by an amount in cash equal to $0.0120 per share for each day between April 1, 2006 and the date of the closing (representing an implied annual interest rate of 6%).

Our revised offer price provides Guidant shareholders with approximately $1.8 billion of additional aggregate value over the purchase price proposed to be paid by Johnson & Johnson,

and represents a premium of approximately 7.5% over the revised Johnson & Johnson proposed purchase price, based on today’s closing price of Johnson & Johnson shares.

Our commitment letter from Bank of America, N.A. and Merrill Lynch & Co. has been amended to reflect the terms of our revised offer.  A copy of the amendment will be sent to you shortly.

Our board of directors has unanimously approved the submission of our revised offer as reflected in the signed merger agreement that is attached hereto and as otherwise contemplated by this letter.  In addition, holders of approximately 30% of Boston Scientific shares have agreed to vote their shares in favor of the proposed transaction.  We believe that our revised offer constitutes a “superior proposal” as contemplated by the terms of Guidant’s amended merger agreement.

Our revised offer will remain open for acceptance until 4:00 pm on January 24, 2006, provided that our offer will automatically terminate at 4:00 pm on Friday, January 13, 2006, if you have not delivered written notice to us prior to such time that: (i) your board of directors has determined that our revised offer constitutes a “superior proposal” under the terms of Guidant’s amended merger agreement with Johnson & Johnson and (ii) you have notified Johnson & Johnson of your intention to terminate the amended merger agreement pursuant to the terms of Section 4.02 thereof.  Assuming that you have delivered the foregoing notice to us, you may accept our revised offer by signing and returning a copy of the attached merger agreement to us by 4:00 pm on January 24, 2006.

We believe that our revised offer presents a compelling opportunity for both our companies, and look forward to your prompt response.

Very truly yours,